35 BASIS POINT EXPENSE CONTRACT

between

FIDELITY ADVISOR SERIES IV:

FIDELITY LIMITED TERM GOVERNMENT FUND

and

FIDELITY MANAGEMENT & RESEARCH COMPANY LLC

This 35 Basis Point Expense Contract, dated as of this 1st day of April, 2023 (the “Agreement”), is made and entered into by and between Fidelity Advisor Series IV, a Massachusetts business trust which may issue one or more series of shares of beneficial interest (hereinafter called the “Trust”), on behalf of Fidelity Limited Term Government Fund (hereinafter called the “Fund”), and Fidelity Management & Research Company LLC, a Delaware limited liability company (hereinafter called the “Adviser”).

WHEREAS, the Trust, on behalf of the Fund, and the Adviser have entered into a Management Contract (the “Management Agreement”), amended and restated as of the date hereof, pursuant to which the Adviser has agreed to provide certain services and to pay certain expenses of the Fund in return for an annualized basis point management fee

WHEREAS, the Management Agreement provides that the Adviser will pay certain expenses of the Fund out of the management fee but is not obligated to pay expenses allocable to any class; and

WHEREAS, the Trust and the Adviser have determined that it is appropriate and in the best interest of the Fund and its shareholders to maintain the expenses of the existing class of the Fund (“Fidelity Limited Term Government Fund”) at a fixed annualized expense rate.

NOW THEREFORE, the parties hereto agree as follows:

1. EXPENSE PROVISION. Until this Agreement shall be amended or terminated pursuant to Section 2 or Section 5 hereof, the Adviser agrees, with respect to Fidelity Limited Term Government Fund, to pay or provide for the payment of any fee or expense allocated at the class level and attributable to Fidelity Limited Term Government Fund, such that the ordinary operating expenses incurred by Fidelity Limited Term Government Fund in any fiscal year (excluding taxes, fees and expenses of the Independent Trustees of the Trust, and extraordinary expenses, as well as non-operating expenses such as brokerage commissions and fees and expenses associated with the Fund’s securities lending program, if applicable) will not exceed 35 basis points on an annual basis. For avoidance of doubt, it is understood that this Agreement shall not apply to any other class other than Fidelity Limited Term Government Fund.

2. AMENDMENTS. This Agreement may not be amended to increase the fees or expenses payable by Fidelity Limited Term Government Fund except by a vote of a majority of the Board of Trustees of the Trust and by a vote of a majority of the outstanding voting securities of Fidelity Limited Term Government Fund; provided that all other amendments may be approved by mutual consent of the parties without a shareholder vote.

3. INTERPRETATION. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust’s Declaration of Trust or Bylaws, each as in effect from time to time, or any applicable statutory or regulatory requirement, including without limitation any requirements under the Investment Company Act of 1940 (the “1940 Act”), to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for or control of the conduct of the affairs of the Trust or the Fund.

4. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to the Management Agreement.

5. TERMINATION. This Agreement will automatically terminate upon termination of the Management Agreement between the Fund and the Adviser.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the date first above written.

FIDELITY ADVISOR SERIES IV, on behalf of Fidelity Limited Term Government Fund

By	/s/Laura M. Del Prato Laura M. Del Prato President and Treasurer

FIDELITY MANAGEMENT & RESEARCH COMPANY LLC
By	/s/Christopher J. Rimmer Christopher J. Rimmer Treasurer